Exhibit 99.1

Investor Contact:
Crocs, Inc.
Marisa Jacobs, Global Head of Investor Relations
Phone: 303-848-7322
Email: mjacobs@crocs.com

Crocs, Inc. Discloses Potential Impact of Proposed Footwear Tariffs
in Advance of Presenting at the Stifel 2019 Cross Sector Insight Conference

NIWOT, COLORADO - June 11, 2019 - Crocs, Inc. (NASDAQ: CROX), a world leader in innovative casual footwear for men, women, and children, today provided details about the potential impact of proposed footwear tariffs on product imported into the United States from China.

Potential Impact of U.S. Imposed Tariffs:
The United States government continues to threaten to expand current tariffs to cover footwear imports from China.
We do not anticipate that the tariffs, if put into effect, will have a material adverse impact on our business for the following reasons:

•	Crocs has a globally diversified sourcing base.

•	We currently import approximately 30% of our U.S. product from China. Assuming a 25% tariff takes effect on August 1, 2019, we estimate the 2019 impact at approximately $5 million.

•	Our current sourcing mix reflects our need to balance ramping up incremental supply to meet the growing demand for our product and continuing our multi-year effort to reduce our sourcing from China.

•	Based on what we know today, we expect the amount of U.S. product sourced from China will be below 10% for 2020.

•	We are evaluating various mitigation initiatives which will be implemented to lessen the impact on Crocs of any tariffs ultimately put into effect.

The Stifel 2019 Cross Sector Insight Conference:
The Company will be presenting at the Stifel 2019 Cross Sector Insight Conference today at 10:20 am ET at the Intercontinental Hotel in Boston, MA.
A live broadcast of the Company's presentation will be available by clicking the 'Investor Relations' link under the Company section on www.crocs.com. An audio replay of the webcast will be available on the Crocs website after the presentation.

About Crocs, Inc.:
Crocs, Inc. (Nasdaq: CROX) is a world leader in innovative casual footwear for women, men, and children, combining comfort and style with a value that consumers know and love. The vast majority of shoes within Crocs’ collection contains Croslite™ material, a proprietary, molded footwear technology, delivering extraordinary comfort with each step.
In 2019, Crocs declares that expressing yourself and being comfortable are not mutually exclusive. To learn more about Crocs or our global Come As You Are™ campaign, please visit www.crocs.com or follow @Crocs on Facebook, Instagram and Twitter.

Forward Looking Statements:
This news release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements address expectations relating to the amount of product being imported into the U.S. from China and the impact that imposition of additional tariffs could have on future results. These statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. For a full description of various risks and uncertainties described in our most recent Annual Report on Form 10-K, consult the discussion under the heading “Risk Factors” in that document along with our subsequent filings with the Securities and Exchange Commission. Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.
All information in this document speaks as of June 11, 2019. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

Category:Investors